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                                                                   EXHIBIT 10.34

                                    AGREEMENT

     This Agreement is made as of May 5, 1999 among The Hallwood Group Incorporated, a Delaware corporation ("HWG"); Epsilon Trust, a trust formed under the laws of the Island of Jersey, Channel Islands ("Epsilon") and Brian M. Troup, an individual resident of Jumby Bay Island, Antigua ("Troup").

                                    RECITALS

     HWG is a diversified holding company that holds equity interests in several companies;

     Epsilon holds 305,196 shares of HWG's common stock, par value $0.10 per share ("HWG shares");

     Troup holds options to purchase 18,600 HWG shares at an exercise price of $11.75 per share and options to purchase an additional 18,600 HWG shares at an exercise price of $26.06 per share;

     HWG holds units representing limited partner interests in Hallwood Energy Partners, L.P. ("HEP"), which in turn owns shares of common stock in Hallwood Consolidated Resources Corporation ("HCRC");

     HEP and HCRC have proposed a consolidation into Hallwood Energy Corporation ("HEC"), a newly formed Delaware corporation, which is expected to be effected in the second quarter of 1999;

     HWG, Epsilon and Troup mutually desire to separate their interests;

     The Board of Directors of HWG have determined that the separation of HWG's interests from Epsilon's and Troup's as provided in this Agreement is in the best interests of HWG and its shareholders.

                                    AGREEMENT

1. Conditions to Closing. The parties agree that, upon satisfaction of the following conditions, the remaining transactions contemplated by this Agreement shall be effected as promptly as practicable. The date that those transactions are completed is referred to as the "Closing Date."

     1.1 Refinancing of HWG's 7% Debentures.

         (a) HWG currently has outstanding $14,090,000 principal amount of 7% Collateralized Senior Subordinated Debentures Due July 31, 2000 (the "7% Bonds").

         (b) HWG is currently attempting to refinance or replace the 7% Bonds with other financing on terms that are satisfactory to HWG.

         (c) The refinancing shall have been completed.

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     1.2 HEC Consolidation. The proposed consolidation of HEP and HCRC into HEC shall have been completed.

     1.3 Third Party Approvals. All consents and approvals of third parties shall have been obtained, including the consent of First Union National Bank referred to in Section 5.3 below.

2. HWG Transfer of Assets to Epsilon Trust. On the Closing Date, HWG shall transfer to Epsilon:

     2.1 82,608 units of Hallwood Realty Partners, L.P. ("HRP");

     2.2 360,000 shares of common stock of HEC, par value $0.01 per share (the "HEC shares");

     2.3 All of the outstanding stock of Condominium Hotel and Resort Management, Inc. and Integra Resort Management, Inc. (which in turn owns all of the stock of C-34 Holdings, Inc. and Enclave Resort, Inc.), including all of HWG's rights to all condominium hotel projects currently in process (collectively, "CHARM").

3.   HRP and HEC Options.

     3.1 Troup currently holds options to purchase 17,200 units of limited partner interest in HRP, options to purchase 85,000 units of HEP, and options to purchase 53,000 shares of HCRC.

     3.2 The parties acknowledge and agree that, as provided in the Merger and Asset Contribution Agreement dated as of December 15, 1998, as amended, Troup's options to purchase units of HEP and shares of HCRC are to be canceled in exchange for a cash payment equal to the total positive difference between the market price at the completion of the consolidation for the units of HEP and shares of HCRC, on the one hand, and the exercise price per unit or share of the options.

     3.3 The parties acknowledge and agree that the general partner of HRP has determined that Troup's resignation as a director referred to in Section 6.1 below is as a result of his disability, and therefore that, pursuant to HRP's 1995 Unit Option Plan, Troup's options will expire 12 months after his resignation.

     3.4 Troup acknowledges and agrees that all options to purchase units of HRP that he holds, and all units acquired on the exercise of those options will be subject to Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement.

4. Epsilon's and Troup's Transfers to HWG. On the Closing Date, in consideration of the mutual agreements of the parties:

     4.1 Epsilon shall surrender to HWG for cancellation the 305,196 HWG shares held by Epsilon;


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     4.2 Troup shall surrender to HWG for cancellation the options to purchase
37,200 HWG shares held by Troup.

5. Covenants and Agreements of HWG. Effective on the Closing Date, except with respect to Section 5.3 which is effective on the signing of this Agreement, HWG covenants and agrees that:

     5.1 Continuing Payment.

         (a) Until the first to occur of (a) a sale by HWG of its interests in Hallwood Commercial Real Estate, LLC ("HCRE") and Hallwood Realty, LLC ("HRC") or (b) the exercise of the option pursuant to Section 6.6 of this Agreement, HWG will pay (the "Section 5.1 Payment") to Epsilon, within 30 days after the end of each fiscal quarter ending after the Closing Date, the lesser of (x) 20% of the Net Cash Flow of the Hallwood Group Realty Segment for the preceding quarter, or
(y) the sum of $125,000.

         (b) For purposes of this Section, the Net Cash Flow of the Hallwood Group Realty Segment means the sum of "Total operating cash flow" and "Total other changes" reflected on the Combined Statements of Cash Flows of Hallwood Commercial Real Estate, LLC and Hallwood Realty, LLC for the relevant period, on a basis consistent with past practice. For purposes of determining the Net Cash Flow, personnel costs and payments to affiliates shall be deducted only to the extent that such costs and payments are consistent with past practice.

     5.2 Sale of Interests. On any sale by HWG of its interests in HCRE and HRC, HWG will pay to Epsilon 20% of the price attributable to HCRE and HRC, up to 20% of $18,000,000. On HWG making such payment to Epsilon, HWG's obligation to make the payments required by Section 5.1 shall immediately cease.

     5.3 HWG Efforts. HWG will use all commercially reasonable efforts to effect the refinancing referred to in Section 1.1, to obtain as promptly as possible the consents of third parties to the transactions contemplated by this Agreement, and to obtain as promptly as possible the release of the HEC shares referred to in Section 2.2 and the HRP units referred to in Section 2.1 from the security interest and negative pledge in favor of First Union National Bank pursuant to the Amended and Restated Credit Agreement dated as of November 14, 1997.

     5.4 Benefits. In consideration for Epsilon's shares of HWG and Troup's surrender of options to purchase HWG shares, HWG will continue to carry Troup on all group life, health and hospitalization plans in which he currently participates, and to pay the premiums for such plans, to the extent permitted by the terms of those plans and applicable law. HWG itself shall not have any obligation to pay to Troup or his beneficiaries any of the benefits provided under any of those plans.

6. Covenants and Agreements of Epsilon and Troup. Effective on the Closing Date, Epsilon and Troup covenant and agree that:

     6.1 Troup's Resignations. Troup hereby resigns all positions as director and officer of HWG, HEC, HRP, Hallwood GP, Inc., HCRC, HCRE, HRC and their affiliates.


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     6.2 Irrevocable Proxy.

         (a) Epsilon and Troup hereby irrevocably constitute and appoint HWG the sole and exclusive and true and lawful proxy of the undersigned, with full power of substitution and resubstitution, to vote (or give written consent with respect to) in the name, place and stead of the Troup and Epsilon, with all powers that Troup or Epsilon would possess if personally present, all the HEC shares and all the units of HRP that Epsilon or Troup are or will be after the Closing Date entitled to vote at any annual or special meeting of equityholders of HEC or HRP or in respect of any action to be taken by written consent in lieu of any such meeting, and at any postponements or adjournments of any meeting, on any and all matters in and according to HWG's sole discretion, and to exercise all of Epsilon's and Troup's rights to call meetings of the equityholders of HEC or HRP.

         (b) This irrevocable proxy is made pursuant to this Agreement and is coupled with an interest, is irrevocable, and will survive the death, incompetence and disability of either or both of Epsilon and Troup.

         (c) Epsilon and Troup agree to execute and deliver to HWG, HEC and HRP such additional documents and take such additional actions as HWG may reasonably request to effectuate or further secure and protect the rights of HWG under the foregoing proxy.

     6.3 HWG Right to Purchase.

         (a) Until six months after the Closing Date, HWG shall have the option at any time and from time to time to purchase from Epsilon and Troup all or any of the HEC shares and HRP units owned by them and all or any of the options to purchase HRP units owned by them.

         (b) To exercise the option to purchase the HEC shares, HRP units or options to purchase HRP units, HWG shall give Epsilon and Troup written notice at the addresses below, specifying the number of HEC shares, HRP units and options to purchase HRP units to be purchased, the date the sale is to be completed, which shall be at least five business days after the date the notice is delivered, and the calculation of the purchase price. On or before the date specified in the written notice to Epsilon and Troup, HWG shall deliver to Alan Kailer, Jenkens & Gilchrist, Suite 3200, 1445 Ross Ave., Dallas, Texas 75202, a certified or cashier's check or funds by wire transfer the purchase price for the exercise of the option.

         (c) Upon receiving the written notice of exercise from HWG, Epsilon and Troup shall deliver to Alan Kailer, at the address above, on or before the date specified in the written notice from HWG, certificates representing, together with stock powers executed in blank for, the HEC shares and HRP units to be purchased and the option agreement representing the options to be purchased.

         (d) Upon receipt of the purchase price, the certificates, the stock powers and the option agreement, Alan Kailer shall promptly disburse the purchase price to Epsilon or Troup, as appropriate, and the certificates, the stock powers and option agreement to HWG.


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         (e) The purchase price for each of the HEC shares and the HRP units shall be the Fair Value of HEC shares and HRP units. The Fair Value of the HEC shares shall be the average closing sales price of the HEC shares on the Nasdaq National Market for the 20 days preceding the exercise of the option on which sales of the HEC shares occurred on the Nasdaq National Market, all as reported in the daily editions of the Wall Street Journal. The Fair Value of the HRP units shall be the average closing sales price of the HRP units on the American Stock Exchange for the 20 days preceding the exercise of the option on which sales of the HRP units occurred on the American Stock Exchange, all as reported in the daily editions of the Wall Street Journal.

         (f) The purchase price for the options to purchase each of the HRP units shall be the difference between the Fair Value of the HRP units as described in paragraph 6.3(e) and the exercise price of the options.

     6.4 Transfer of HEC Shares, HRP Units and Options.

         (a) No Transfer for Six Months. Epsilon and Troup agree that neither of them will sell, transfer, assign, or otherwise dispose of (a "Transfer") any HEC shares or HRP units until at least six months after the Closing Date. This provision does not restrict Troup's ability to exercise any of the options to purchase HRP units, but the units acquired upon such exercise shall be subject to this provision. This provision does not restrict Epsilon's or Troup's right to pledge or hypothecate the HEC shares, HRP units or the options to purchase HRP units, but the person to whom such shares, units or options are pledged or hypothecated must agree to be bound by the provisions of this Section 6.4.

         (b) Sales of HEC Shares and HWG Right of First Refusal After Six Months. After six months from the Closing Date, Epsilon and Troup shall have the right to Transfer the HEC shares, but HWG shall have a right of first refusal to purchase the HEC shares on the same terms that Epsilon or Troup propose to Transfer the shares, under the procedure described in paragraph (d), below.

         (c) Sales of HRP Units and HWG Right of First Refusal After Six Months. After six months from the Closing Date, Epsilon and Troup shall have the right to Transfer the HRP units, subject to the following restrictions:

             (i) Epsilon and Troup may sell an aggregate of up to 10,000 HRP units in any 12 month period, subject to the further limitations in this paragraph (c).

             (ii) Epsilon and Troup may sell no more than a total of 33,000 HRP units.

             (iii) Epsilon and Troup may not sell any HRP units if a court of competent jurisdiction has entered an order prohibiting or preventing a sale to HWG or to its affiliates.

             (iv) HWG shall have a right of first refusal to purchase the HRP units on the same terms that Epsilon or Troup propose to Transfer the shares, under the procedure described in paragraph (d), below.


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             (v) The restrictions in paragraphs (i), (ii) and (iii) above shall be effective until such time as a final, non-appealable order of judgement or dismissal is entered in the Gotham Litigation or the Gotham Litigation is fully and finally settled by consent of the parties. After that time Epsilon and Troup may Transfer the HRP units subject only to the right of first refusal provided in paragraph (iv). For purposes of this paragraph, Gotham Litigation means that certain litigation in the Delaware Chancery Court, New Castle County, styled as Gotham Partners, L.P. v. Hallwood Realty Partners, L.P. and Hallwood Really Corporation (C.A. No. 15578) and Gotham Partners, L.P. v. Hallwood Realty Partners, L.P., et al. (C.A. No. 15754) and any future action involving substantially the same parties and substantially the same claims.

         (d) First Refusal Procedure.

             (i) If at any time beginning six months after the Closing Date Epsilon or Troup (the "Seller") desire to Transfer the HEC shares or HRP units as permitted by this Agreement, then the Seller shall, not less than 10 business days prior to the date (the "First Refusal Closing Date") of the proposed Transfer, deliver a written notice (the "Notice") to HWG containing the following information:

                 (A) The number of HEC shares or HRP units proposed to be Transferred (the "Offered Shares").

                 (B) The terms and conditions of the proposed Transfer, including the identity of the proposed transferee(s) and the per share price to be charged (if any) for the Offered Shares and the type and nature of the consideration to be received therefor. If the Seller intends to offer the Offered Shares through "market" transactions on Nasdaq or the American Stock Exchange, it shall so state and shall include in the notice any restrictions or conditions to be imposed on such sales.

                 (C) An affirmative offer by the Seller to transfer the Offered Shares to HWG at a price (the "Offer Price") equal to the total cash price plus the fair market value of any consideration other than cash offered in the proposed transfer for the Offered Stock. If the intended method of sale is through market transactions on Nasdaq or the American Stock Exchange, the Offer Price shall be the closing sales price of the Offered Shares on the Nasdaq National Market or the American Stock Exchange for the 20 days preceding the First Refusal Notice Date, as reported in the daily editions of the Wall Street Journal.

     The date that the Notice is received by HWG shall constitute the First Refusal Notice Date.

             (ii) HWG shall have the sole and exclusive option to acquire all of the Offered Shares in accordance with the provision of the Notice for a period of five business days from the First Refusal Notice Date. HWG may exercise such option by giving written notice of exercise to the Seller within the five business days. The option may be exercised only if HWG elects to purchase all of the Offered Shares.

             (iii) If HWG exercises its option to purchase the Offered Shares, then on or before the First Refusal Closing Date, HWG or its assignee shall deliver to Alan Kailer, at the


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address above, a certified or cashier's check or funds by wire transfer in the amount of the Offer Price and the Seller shall deliver to Alan Kailer, at the address above, certificates representing the Offered Shares, together with stock powers executed in blank with respect to the Offered Shares. Upon receipt of the Offer Price, the certificates and the stock powers, Alan Kailer shall promptly disburse the Offer Price to Epsilon or Troup, as appropriate, and the certificates and stock powers to HWG or its assignee.

             (iv) If HWG does not exercise its option to purchase the Offered Shares, then the Seller shall be permitted to Transfer the Offered Shares at any time during the 60 days beginning on the First Refusal Closing Date in strict conformity with the terms and conditions and for the consideration set forth in the Notice.

         (e) Any Transfer of HEC shares or HRP units that is not made in compliance with this Section 6.4 shall be void.

         (f) Epsilon and Troup acknowledge and agree that:

             (i) The HEC shares and HRP units are "restricted securities" as that term is defined in SEC Rule 144, the resale of these HEC shares and HRP units is restricted by federal and state securities laws and, accordingly, the HEC shares and HRP units must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale.

             (ii) Certificates now or hereafter issued for the HEC shares and HRP units may bear a legend substantially as follows:

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE LAW, OR AN OPINION (SATISFACTORY TO THE ISSUER) OF COUNSEL (SATISFACTORY TO THE ISSUER) THAT REGISTRATION IS NOT REQUIRED.

             (iii) Any resale of the HEC shares and HRP units by them must be registered by the issuer under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for the issuer at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws).

             (iv) The HEC shares and HRP units are being transferred to them pursuant to the exemption from registration contained in Sections 4(1) and 4(2) of the Securities Act and that the issuers are relying upon the representations made in this Agreement as the basis for claiming the exemption.


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             (v) In the event the HEC shares and HRP units or any portion thereof are subsequently Transferred, Epsilon and Troup agree to execute, deliver and file all such papers, documents and instruments as may be required by the SEC and any state securities commission to qualify the transfer for an exemption from registration under the Securities Act, or any applicable state securities laws, respectively, to the extent that such papers, documents and instruments may be necessary or appropriate for such transfer. Epsilon and Troup agree to furnish the issuer with a copy of all such papers, documents and instruments, and, in addition, will furnish the issuer with any other information that the issuer may reasonably require to ensure that no subsequent transfer or disposition of the HEC shares and HRP units is in violation of the Securities Act or any applicable state securities laws.

         (g) To permit the sales to third parties contemplated by this Section, HWG agrees that upon receiving a written request from Epsilon or Troup at any time beginning five months after the Closing Date, HWG will use its best efforts to cause the HEC shares and HRP units to be registered for resale with the Securities and Exchange Commission and applicable state securities authorities. The parties agree to enter into all agreements and execute all documents customary in connection with such registration. The costs of the registration will be at HWG's expense, but all selling expenses shall be borne by the Seller.

     6.5 HRP Units Subject To Court Order. If a final, non-appealable order of judgement is entered in the Gotham Litigation other than pursuant to a settlement with the consent of the parties, the HRP units owned by Epsilon and Troup at such time will be subject to such order to the same extent as any HRP units owned by HWG. If the Gotham Litigation is fully and finally settled by consent of the parties, the HRP units owned by Epsilon and Troup at such time will be subject to such order to the same extent as any HRP units owned by HWG, but only if Epsilon and Troup consent to such settlement.

     6.6 HWG Option to Purchase Section 5.1 Payment.

         (a) At any time beginning two years after the Closing Date and ending five years after the Closing Date, HWG shall have the option to purchase from Epsilon, at a price of $3,000,000, the Section 5.1 Payment.

         (b) If it intends to exercise the option to purchase the Section 5.1 Payment, HWG shall give Epsilon and Troup written notice at the addresses below of its intent. Within five business days after the date the notice is delivered, Epsilon and Troup shall notify HWG in writing of the address to which a certified or cashier's check is to be delivered or the routing information for the account to which the funds are to be transferred by wire transfer. To exercise the option to purchase the Section 5.1 Payment, HWG shall deliver the funds to the address or the account specified by Epsilon and Troup, or, if five business days have elapsed and Epsilon and Troup shall not have specified an address or account, then to the address for Epsilon indicated below.

         (c) Upon delivery of the purchase price for the option, the obligations of HWG to make payments pursuant to Sections 5.1 and 5.2 shall immediately cease.


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7.   Mutual Releases.

     7.1 Release by HWG. HWG hereby fully, finally, completely and generally releases Epsilon and Troup, their affiliates and their respective officers, directors, partners, employees, shareholders, attorneys, agents and representatives from any and all claims, actions, demands and/or causes of action of whatever kind and character, whether known or unknown, arising from, relating to, or in any way connected with Troup's employment with HWG, the termination of his employment with HWG, his service as an officer of HWG, and the ownership by Epsilon and Troup of HWG shares or options to purchase HWG shares, HRP units, HEP units and HCRC shares, and HWG further agrees not to take any legal action or file any suit, action, or proceeding against Epsilon and Troup, their affiliates and their respective officers, directors, employees, shareholders, attorneys, agents or representatives related thereto, or (except to provide evidence to the extent required by law) aid, assist or abet any party pursuing a suit, action or proceeding against any of them. This release shall not affect the rights of HWG or Epsilon and Troup's continuing obligations under this Agreement or any related documentation.

     7.2 Release by Epsilon and Troup. Epsilon and Troup hereby fully, finally, completely and generally release HWG, its affiliates and their respective officers, directors, partners, employees, shareholders, attorneys, agents and representatives from any and all claims, actions, demands, losses, liabilities, expenses, obligations and/or causes of action, of whatever kind or character, whether known or unknown, arising from, relating to, or in any way connected with Troup's employment with HWG, the termination of his employment with HWG, his service as an officer of HWG and the ownership by Epsilon and Troup of HWG shares or options to purchase HWG shares, HRP units, HEP units and HCRC shares, and Epsilon and Troup further agree not to take any legal action or file any suit, action, or proceeding against HWG, its affiliates and their respective officers, directors, employees, shareholders, attorneys, agents or representatives related thereto, or (except to provide evidence to the extent required by law) aid, assist or abet any party pursuing a suit, action or proceeding against any of them. This release shall not affect the rights of Epsilon and Troup or HWG's continuing obligations under this Agreement or any related documentation.

     7.3 Each party understands and agrees that this Agreement constitutes a valid and enforceable waiver and release, and creates enforceable rights as described herein, and acknowledges that this waiver and release is made knowingly and voluntarily.

8.   Additional Covenants of HWG.

     8.1 Nondisclosure. HWG understands that it has developed and been exposed to highly confidential information and trade secrets of CHARM and its affiliates and that maintenance by CHARM of its Confidential Information to the fullest extent possible is extremely important. Accordingly, HWG covenants that, (a) except with the prior written consent of CHARM, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone (except HWG's authorized representatives), any confidential information to which HWG has been or shall become privy relating to the business of CHARM or any of its affiliates. The provisions of this Section shall not apply to any information to the extent (i) it is or shall become generally known to the public (without the commission of a tortious act), (ii) it is or shall become available in trade or other


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publications, or (iii) HWG is required by law to disclose such information to any person, including in any filings with the Securities and Exchange
Commission.

     8.2 Comments About HWG and Affiliates. HWG agrees that it will not say, publish or do any act or thing that disparages or casts Epsilon, Troup, CHARM, their affiliates or their officers, directors, employees, agents and/or representatives in an unfavorable light, or which could result in injury to any such person's reputation. Without first consulting with Troup and obtaining the prior written approval as to the timing and content of any proposed statements and/or announcements, HWG shall make no public statements or announcements regarding Troup's past employment by HWG or any of the matters set forth herein except to say that: "For personal reasons, Mr. Troup has resigned as an officer and director of The Hallwood Group Incorporated and its affiliated companies and subsidiaries," and to describe this Agreement to the extent required by applicable securities or other laws.

9.   Additional Covenants of Epsilon and Troup.

     9.1 Nondisclosure. Epsilon and Troup understand that they have developed and been exposed to highly confidential information and trade secrets of HWG and its affiliates and that maintenance by HWG of its Confidential Information to the fullest extent possible is extremely important. Accordingly, Epsilon and Troup covenant that, (a) except with the prior written consent of HWG, he shall at all times keep confidential and not divulge, furnish or make accessible to anyone (except HWG's authorized representatives), any confidential information to which Epsilon or Troup has been or shall become privy relating to the business of HWG or any of its affiliates. The provisions of this Section shall not apply to any information to the extent (i) it is or shall become generally known to the public (without the commission of a tortious act), (ii) it is or shall become available in trade or other publications, or (iii) Epsilon or Troup is required by law to disclose such information to any person, including in any filings with the Securities and Exchange Commission.

     9.2 Comments About HWG and Affiliates. Epsilon and Troup agree that they will not say, publish or do any act or thing that disparages or casts HWG, HEC, HRP, their officers, directors, employees, agents and/or representatives in an unfavorable light, or which could result in injury to any such person's reputation. Without first consulting with HWG and obtaining the prior written approval as to the timing and content of any proposed statements and/or announcements, Epsilon and Troup shall make no public statements or announcements regarding Troup's past employment by HWG or any of the matters set forth herein except to say that: "For personal reasons, I have resigned as an officer and director of The Hallwood Group Incorporated and its affiliated companies and subsidiaries," and to describe this Agreement to the extent required by applicable securities or other laws.

10. Dispute Resolution. Any dispute between the parties to this contract, including but not limited to disputes concerning the enforcement, breach, or interpretation of this agreement, shall be resolved by arbitration under the then-current rules of the American Arbitration Association. Discovery in any arbitration shall be limited to document requests and interrogatories, but shall not include depositions. Venue of any arbitration shall be in Dallas, Texas. The arbitrators' award may be entered as a judgment by a court of competent jurisdiction.


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11.  Miscellaneous provisions

     11.1 Binding Nature. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS CAREFULLY READ THIS AGREEMENT, THAT IT FULLY UNDERSTANDS ITS PROVISIONS AND ITS FINAL AND BINDING EFFECT, AND THAT IT IS SIGNING THIS AGREEMENT VOLUNTARILY. THIS AGREEMENT AND ALL OF THE RIGHTS OF HWG UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY HWG'S SUCCESSORS AND ASSIGNS. THIS AGREEMENT AND ALL OF THE RIGHTS OF EPSILON AND TROUP UNDER THIS AGREEMENT WILL INURE TO THE BENEFIT OF AND WILL BE ENFORCEABLE BY THEIR PERSONAL OR LEGAL REPRESENTATIVES, EXECUTORS, ADMINISTRATORS, SUCCESSORS, HEIRS, DISTRIBUTEES, DEVISEES AND LEGATEES.

     11.2 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

     11.3 Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

     11.4 Payment of Taxes. Epsilon and Troup agree that they will be solely responsible for and will indemnify and hold HWG harmless from, any federal or state income tax, FICA, or other tax liability, if any, resulting from the payments made to Epsilon and Troup pursuant to this Agreement, or other sums previously paid to Troup during his employment by HWG, except as may have been withheld by HWG in accordance with this Agreement. Epsilon and Troup also agree to pay to HWG or permit HWG to withhold in cash sums sufficient to permit HWG to comply with any withholding requirements it may have in connection with the payments to be made to Epsilon or Troup pursuant to this Agreement.

     11.5 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT-OF-LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. THE PARTIES HERETO SUBMIT THEMSELVES TO THE JURISDICTION OF THE TRIBUNALS OF THE STATE OF TEXAS, INCLUDING WITHOUT LIMITATION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS, EXPRESSLY WAIVING ANY VENUE TO WHICH THEY MAY BE ENTITLED BY THEIR PRESENT OR FUTURE DOMICILES.


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

     11.6 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given and received when delivery to the addressees' address is confirmed. The addresses for notice are as follows:

If to Troup:               Brian M. Troup
                           Brook House, Jumby Bay
                           Long Island, St. John's
                           Antigua, West Indies
                           Telecopy: (268) 462-7842

With a Copy to:            Brian M. Troup
                           Mason Hospitality Services
                           6210 North Kings Highway
                           Alexandria, Virginia 22303
                           Telecopy: (703) 768-8225

If to HWG:                 The Hallwood Group Incorporated
                           3710 Rawlins
                           Suite 1500
                           Dallas, Texas 75219
                           Telecopy: (214) 522-9254

With a Copy to:            Anthony J. Gumbiner
                           Le Roccabella
                           24, Avenue Princesse Grace
                           Monte-Carlo MC98000
                           Principality of Monaco
                           Telecopy: 011 377 93 50 7145

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     11.8 Equitable Remedies. Epsilon, Troup and HWG acknowledge that none of them would enter into this Agreement but for the agreements of the others contained herein and that the others would be irreparably injured by a violation of the provisions of this Agreement and that none would have adequate remedy at law in the event of such violation. Therefore, Epsilon, Troup and HWG acknowledge that injunctive relief, specific performance or any other appropriate equitable remedy (without bond or other security being required) are appropriate remedies to enforce compliance by the other of its obligations hereunder.

     11.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and there are no understandings or agreements relative to this Agreement which are not fully expressed in this Agreement. All prior agreements between the parties with respect to the subject matter of this Agreement, whether oral or written, are expressly superseded by this Agreement. No change, waiver or discharge of this Agreement will be valid unless in writing and signed by the party against which such change, waiver or discharge is to be enforced.

     11.10 Nonadmission. This Agreement and compliance with this Agreement shall not constitute or be construed as an admission by any party or any of its affiliates or their respective officers, directors, partners, employees, agents, partners, shareholders, associates, attorneys, representatives, or successors of any wrongdoing or liability of any kind or an admission by any of them of any violation of the rights of another, but, rather, such liability or wrongdoing is expressly denied; nor shall this Agreement be admissible in any judicial, administrative, or other proceeding or cause of action as an admission of liability by any party or any of its affiliates or their predecessors, successors, parent entities, subsidiaries, related or affiliated companies, officers, directors, employees and assigns.

12.  Nonliability of Jenkens & Gilchrist.

     12.1 Drafting of Agreement. Each of the parties acknowledge and agree that Alan Kailer and Jenkens & Gilchrist have acted at the joint request of all of the parties in preparing this Agreement and that Alan Kailer and Jenkens & Gilchrist have not acted as counsel to any of the parties separately in this matter. Therefore, each of the parties agree that it has not relied on Alan Kailer or Jenkens & Gilchrist to negotiate or to advocate its interests in opposition to the other parties. The parties further acknowledge that if for any reason a dispute arises among the parties with respect to this Agreement, neither Jenkens & Gilchrist nor Alan Kailer will represent any of them in connection with that dispute and that Alan Kailer and Jenkens & Gilchrist would be required to reveal to all parties all conversations with and information given them by either party. The parties further agree that HWG is to be responsible for paying the fees and expenses of Jenkens & Gilchrist in connection with the preparation of this Agreement.

     12.2 Actions as Escrow Agent.

          (a) In their actions pursuant to Sections 6.3 and 6.4 of this Agreement, Alan Kailer and Jenkens & Gilchrist are collectively referred to in this Section as the "Escrow Agent." The parties further agree that the Escrow Agent shall not incur liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent, the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

          (b) The parties hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. HWG, on the one hand, and Epsilon and Troup, on the other hand, shall each be liable for one-half of such amounts. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages.

         (c) The Purchaser and the Company, jointly and severally, agree to hold the Escrow Agent harmless from and against any taxes, assessments, additions for late payment, governmental charges, including, without limitation, withholdings or deductions or the failure to withhold or deduct the same, and any liability for failure to obtain proper certifications or to properly report to governmental authorities, including costs and expenses (including reasonable legal fees and expenses), interest, penalties and other expenses, that may be assessed against the Escrow Agent in any such payment or other activities under this Agreement (each a "Liability"). The parties undertake to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting in connection with its acting as Escrow Agent under this Agreement; provided, however, that the indemnity in the foregoing sentence will not apply to the extent that a Liability results from the Escrow Agent's gross negligence or willful misconduct, which shall include failure to follow such written instructions.


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


     The parties have executed this Agreement effective as of the Effective
Date.

                                         THE HALLWOOD GROUP INCORPORATED


                                         By: /s/ William L. Guzzetti
                                             ----------------------------------
                                         Name:
                                              ---------------------------------
                                         Title:
                                               --------------------------------


                                         EPSILON TRUST


                                         By: /s/ Richard Crook and Serge Richard
                                             -----------------------------------
                                         Name:   Richard Crook and Serge Richard
                                              ----------------------------------
                                         Title: authorized signatories
                                               --------------------------------


                                               /s/ Brian M. Troup
                                         --------------------------------------
                                         Brian M. Troup


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